Exhibit 14.1

Medallion Financial Corp.

Code of Ethical Conduct and

Insider Trading Policy

(as amended on April 25, 2018)

I.	Code of Conduct and Ethics

1.	PURPOSE

It is vital to the financial success of Medallion Financial Corp. and its wholly-owned subsidiaries (together, the “Company”) that we conduct our business with honesty and integrity and in compliance with all applicable legal and regulatory requirements. This Code of Conduct and Ethics sets out the fundamental standards to be followed by employees in their everyday actions on behalf of the Company and seeks to promote honest and ethical conduct. Further guidance on the Company’s standards in specific areas will be provided through related corporate policies and guidelines.

2.	SCOPE

This policy applies to all Company employees.

3.	POLICY

Each Company employee must:

Conduct the Company’s business with honesty and integrity and in a professional manner that protects the Company’s good public image and reputation.

Build relationships with customers, vendors, and fellow employees based on trust and treat every individual with respect and dignity in the conduct of Company business.

Become familiar with and comply with legal requirements and Company policy and procedures.

Avoid any activities that could involve or lead to involvement in any unlawful practice or any harm to the Company’s reputation or image.

Avoid actual or potential conflicts of interest with the Company, or the appearance thereof, in all transactions. See the Conflicts of Interest Policy for further guidance.

Provide accurate and reliable information in records submitted, safeguard the Company’s confidential information, and respect the confidential information of other parties with whom the Company does business or competes.

Promptly report to the Company any violations of law or ethical principles or Company policies that come to the employees’ attention, and cooperate fully in any audit, inquiry, review or investigation by the Company.

4.	RESPONSIBILITY

All employees must uphold these standards in the conduct of Company business and the Company must handle, in a manner consistent with these standards and related policies, all actual and apparent conflicts of interest between personal and professional relationships and all other matters governed by this Code of Conduct and Ethics and such related policies. If a decision about a particular action is not covered specifically by this Code or related corporate policies, employees are required to seek guidance from their supervisor or appropriate internal resources, such as Human Resources, Legal Department or Chief Compliance Officer.

Senior management should be a role model for these standards by visibly demonstrating support and by regularly encouraging adherence by managers. Managers should ensure all their employees receive guidance, training, and communication on ethical behavior and legal compliance relevant to their duties for the Company.

Failure by any employee to comply with this or any other Company policy will subject employees, including supervisors who ignore prohibited conduct, or have knowledge of the conduct and fail to correct it, to disciplinary action up to and including separation from employment with the Company.

II. Conflicts of Interest Policy

1.	PURPOSE

A conflict of interest occurs whenever an employee permits the prospect of direct or indirect personal gain to influence his or her judgment or actions in the conduct of corporate business. This policy establishes requirements for employees to avoid an actual or perceived conflict of interest with the interests of Medallion Financial Corp. or any of its wholly-owned subsidiaries (together, the “Company”).

2.	SCOPE

This policy applies to all Company employees.

3.	POLICY

3.1.	The Company expects all its employees to be free from actual or potential conflicts of interest when dealing with other persons or business entities on behalf of the Company. While the Company desires that its employees be free to make personal investments and to enjoy social and normal business relations, they must not have any personal interest that conflicts with those of the Company, or which might influence or appear to influence their judgment or actions in performing their corporate duties. The key to addressing any conflicts of interests is full disclosure. Often, with prior disclosure, a potential conflict may be resolved.

3.2.	This policy acknowledges the general principles that employees: (i) owe a fiduciary obligation to the Company; (ii) have the duty at all times to place the interest of the Company shareholders first; (iii) must conduct all personal securities transactions in such a manner as to avoid any actual or potential conflict of interest or abuse of an individual’s position of trust and responsibility; and (iv) should not take inappropriate advantage of their positions in relation to the Company.

3.3	While it is not practical to describe every circumstance that might lead an employee into conflict with the aims and interest of the Company, the following examples highlight areas in which conflicts may arise. In other cases, employees should seek guidance from the Chief Compliance Officer.

3.3.1	The holding by an employee or any member of his or her immediate family of any substantial financial interest in any enterprise which engages competitively in any field of activity engaged in by the Company or which has, or is seeking, business dealings (e.g. as suppliers or customers) with the Company without the written approval described in Section 4 below.

3.3.2	Acting as a director, officer, employee, consultant, advisor or in any other capacity for any business or other organization with which the Company currently (or potentially) has a competitive or business relationship without the written approval as described in Section 4 below.

3.3.3

Engaging in any outside activity with an individual, business or organization which currently (or potentially) has a competitive or business relationship with the Company where such activity is likely to decrease the impartiality, judgment, effectiveness, or productivity expected from such employee in his or her job without the written approval as described in Section 4 below.

3.3.4	Acceptance, directly or indirectly, from an individual, business or organization which currently (or potentially) has a competitive or business relationships with the Company by an employee or any member of an employee’s immediate family of any vacations, cash, cash equivalents, service, payment, loan, discount, gifts, or entertainment except as provided in the Company’s Acceptance of Gifts and Entertainment Policy.

3.3.5	Knowingly competing with the Company in the purchase or sale of any kind of property – tangible or intangible; or diversion from the Company, for the employee’s own direct or indirect benefit, of a business opportunity in which the Company has, or is likely to have, and interest.

3.3.6	Recommending any securities transactions by the Company without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation (i) any direct or indirect ownership of any securities of such issuer, (ii) any contemplated transaction by such person in such securities, (iii) any position with such issuer or its affiliates, and (iv) any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

4.	PROCEDURE

4.1	If an employee has any doubt about whether a conflict of interest exists, the employee must promptly disclose the situation to their supervisor or the Chief Compliance Officer and seek appropriate guidance before taking any action. This includes situations where members of the employee’s immediate family hold or assume positions in any business or other organization which may cause the employee to have a conflict with the aims and interests of the Company.

4.2	If there is any question or concern regarding a potential conflict of interest, prior review and written approval should be obtained from the Chief Compliance Officer or the Chief Legal Officer.

5.	RESPONSIBILITY

5.1	All employees are responsible for compliance with this policy.

5.2	Senior management of the Company and the Company business units are ultimately responsible for ensuring this policy is communicated to all of their employees and their employees comply with this policy.

III.	Acceptance of Gifts and Entertainment Policy

1.	PURPOSE

This policy provides the standards and limitations governing the acceptance of entertainment and gifts from any person, organization or agency related to, or associated with the business activities of Medallion Financial Corp. or any of its wholly-owned subsidiaries (together, the “Company”). Inappropriate entertainment and gifts can create conflicts of interest or at least the appearance that employees’ business judgments in decisions on behalf of the Company are being improperly influenced by what they receive from third parties. This can harm the Company’s good reputation and its relationships with external parties.

2.	SCOPE

This policy applies to all Company employees.

3.	POLICY

3.1.	The Company’s reputation and the respect of those with whom it deals are among its most vital assets. These assets must not be jeopardized by acceptance of any entertainment, gift or other favor intended to or perceived by others to influence the business judgment of the recipient. This requires:

•	Adherence to high standards of ethical conduct, integrity and legal compliance; and

•	Avoidance of conflicts of interest and the perception of impropriety

3.2.	Entertainment:

3.2.1	Employees may accept entertainment when it is:

•	Lawful and ethical;
•	Occasional;
•	Customary and reasonable in value; and
•	In support of the Company’s business and not just for the employee’s well-being or use.

3.2.2	Costs of travel and overnight accommodation should not be accepted, as these are not considered entertainment, which is reasonable in value.

3.2.3	If you are in doubt, follow the procedure in Section 4, disclose the situation to your supervisor or the Chief Compliance Officer and seek appropriate guidance.

3.3	Gifts:

3.3.1	Employees may not accept any gift of more than a de minimus value (e.g., pens, mugs, calendars, etc.) from any person or entity that does business with or on behalf of the Company.

3.3.2	Gifts of greater than de minimus value should be politely declined and returned to the sender in a timely manner. In the rare circumstance where it would be awkward to return such a gift, the gift should be handed over to Human Resources for appropriate disposition.

3.3.3	Employees may accept frequent flyer miles awarded by airlines for business travel for the Company, provided that the travel option selected is in accordance with the corporate travel policy and is solely based on the best interest of the Company in terms of cost, timing, and good procurement practices.

3.4	Except as permitted under sections 3.2 and 3.3 above, employees (and members of their immediate family) must not accept or solicit, directly or indirectly, from any vendor or supplier of the Company, current or potential, any entertainment or gifts, including, but not limited to:

•	Vacations;
•	Cash payments;
•	Cash equivalents (e.g., gift certificate);
•	Services;
•	Loans (except as private individuals from banks or other financial institutions); or
•	Discounts (except those offered to employees of the Company generally).
4.	PROCEDURE

4.1.	If an employee has any doubt about whether it is appropriate to accept entertainment or a gift, you must promptly disclose the situation to your supervisor or the Chief Compliance Officer and seek appropriate guidance before taking any action.

5.	RESPONSIBILITY

5.1	All employees are responsible for compliance with this policy.

5.2	Senior management of the Company is ultimately responsible for ensuring that this policy is communicated to all of their employees and that their employees comply with this policy.

IV.	Insider Trading Policy

As a public company, the Company is subject to various federal and state laws and regulations governing trading in its securities. It is the Company’s policy to comply fully, and to assist its employees in complying fully with these laws and regulations. The Company depends upon the conduct and diligence of its employees, in both their professional and personal capacities, to ensure full compliance with this Policy. This Policy provides procedures and guidelines with respect to transactions in the Company’s securities and the securities of Target Companies (as defined below), the protection of material, non-public information and the standard of conduct expected of the Company’s employees in this highly sensitive area. It is the personal obligation and responsibility of each employee to act in a manner consistent with this Policy.

The administration of this Insider Trading Policy shall be responsibility of the Chief Compliance Officer. Any questions concerning this Policy should be addressed to the Company’s Legal Department.

A.	DEFINITIONS

(1)        “Access Person” means an officer, director or employee of the Company and its subsidiaries that has investment decision-making power over publicly traded securities and is designated by the Chief Compliance Officer from time to time as an Access Person.

(2)        “Control” means the power to exercise a controlling influence over the management or policies of a company (unless such power is the sole result of an official position with such company). Any person who owns beneficially, directly or through one of more controlled companies, more than twenty-five percent (25%) of the voting securities of a company shall be presumed to control such company. Natural persons shall be presumed not to be controlled persons.

(3)        “Covered Person” includes any officers or directors of the Company or its subsidiaries, its other employees, consultants, contractors and investment advisors, as well as members of such persons’ immediate families and personal households.

(4)        “Independent Director” means any Director of the Company who is an “independent director” as defined in NASDAQ Marketplace Rule 4200(a)(15).

(5)        “Security” includes all stock, debt obligations and other instruments, including any warrant or option to acquire or sell a security and financial futures contracts, but excludes securities issued by the U.S. government or its agencies, bankers, acceptance, bank certificates of deposit, commercial paper, repurchase agreements and shares of a mutual fund.

(6)        “Target Company” means a company that the Company is considering acquiring or in which it is considering making an investment.

(7)        “Trading Day” shall mean a day on which the NASDAQ National Market is open for trading. A Trading Day begins at the time trading begins on such day.

B.	RULE 10b-5 UNDER THE SECURITIES EXCHANGE ACT OF 1934

1.	LEGAL BACKGROUND

“Insider trading” is a top enforcement priority of the Securities and Exchange Commission (“SEC”), the Nasdaq Stock Market, Inc. (“NASDAQ”) and the Department of Justice. Criminal prosecutions for insider trading are commonplace and may result in fines and/or imprisonment.

What is insider trading? While the term “insider trading” is not specifically defined in federal statutes, the prohibition against such trading generally is understood to prohibit any person from (1) trading on the basis of material, non-public information, (2) tipping such information to others or recommending the purchase or sale of securities on the basis of such information or (3) assisting someone who is engaged in any of the above activities.

Who is an insider? The term “insider” applies to anyone who, by virtue of a special relationship with a company, possesses material, non-public information regarding the business of that company.

An individual can be considered an insider for a limited time with respect to certain material, non-public information even though he or she is not a director or officer. For example, an executive assistant who knows that an acquisition is about to occur may be regarded as an insider with respect to that information until the news of such acquisition has been fully disclosed to the public.

What is material, non-public information? An occurrence of “insider trading” involves a breach of a fiduciary duty with respect to, or misappropriation of, information that is both material and non-public. Information is generally deemed to be “material” if a “reasonable investor” would rely on it in deciding to purchase, sell or hold a security to which the information relates. As a practical matter, materiality often is determined after the fact, when it is known that someone has traded on the information and after the information itself has been made public and its effects upon the market are more certain. Examples of information that is generally regarded as material are:

•	Financial results;
•	Major proposed or pending acquisitions, investments or divestitures;
•	Significant project or product developments;
•	Changes in key personnel;
•	Changes in dividends;
•	Stock splits;
•	New equity or debt offerings;
•	Positive or negative developments in outstanding litigation;
•	Significant litigation exposure due to actual or threatened litigation; and
•	Any other facts which might cause the Company’s financial results to be substantially affected.

“Non-public” information is any information that has not been previously disclosed and is not otherwise available to investors generally. Filings with the SEC, press reports and analyst reports are generally regarded as public information. Information about undisclosed financial results or a possible merger, acquisition or other material development, whether concerning the Company or otherwise, and obtained in the normal course of employment or through a rumor, tip or just “loose talk”, is not public information. Information should be considered “non-public” until at least two Trading Days after such information has been disseminated widely to the general public through press releases, news tickers, newspaper items, quarterly or annual reports or other widely disseminated means.

Potential Criminal and Civil Liability

The Securities Exchange Act of 1934, as amended (the “1934 Act”), and specifically Rule 10b-5 of the 1934 Act, makes it unlawful for any person to make false statements or omit to state material facts in connection with the purchase or sale of any security. There are no limits on the size of a transaction that will trigger insider trading liability. In the past, relatively small trades have resulted in SEC investigations and lawsuits.

Individuals found liable for insider trading face penalties of up to three times the profit gained or loss avoided, a criminal fine of up to $1 million and up to ten years in jail. In addition to the potential criminal and civil liabilities mentioned above, in certain circumstances the Company may be able to recover all profits made by an insider who traded illegally, plus collect other damages. In addition, the Company (and its executive officers and directors) could itself face penalties of the greater of $1 million or three times the profit gained or loss avoided as a result of an employee’s violation and/or a criminal penalty of up to $2.5 million for failing to take steps to prevent insider trading.

The procedures regarding securities trading outlined below are designed to deter and, where possible, to prevent such improper trading.

2.	POLICIES REGARDING TRANSACTIONS IN THE COMPANY’S SECURITIES

The following policies apply to all transactions, direct or indirect, in all of the Company’s securities, including the Company’s common stock and those shares of common stock that may be held in any Company 401(k) retirement savings plan, pension plan, retirement plan or other similar plan.

No Trading on Material, Non-Public Information. No Covered Person who is aware of any material, non-public information concerning the Company or a third-party with whom the Company does business, shall engage in any transaction involving a purchase or sale of the Company’s or such third-party’s securities, including any offer to purchase or sell, during any period commencing with the date that he or she obtains such material, non-public information and ending at the beginning of the third Trading Day following the date of public disclosure of that information, or at such time as the non-public information is no longer material.

No Tipping. No Covered Person shall disclose (“tip”) material, non-public information to any other person (including family members) where such information may be used by such person to his or her profit by trading in the securities of the company to which such information relates, nor shall an employee make any recommendations or express any opinions on the basis of material, non-public information as to trading the Company’s securities.

No Trading During Black-Out Periods. Covered Persons are subject to a black-out period during which they are prohibited from conducting any transaction involving the purchase or sale of the Company’s securities. The black-out period typically begins at the close of the market on the fourteenth (14th) day prior to the close of any fiscal quarter and ends at the open of the market on the third Trading Day following the release of the Company’s quarterly or annual financial results for that particular quarter (the “Black-Out Period”). The Chief Compliance Officer will send out e-mails alerting the Company’s directors, officers and employees to the start and the end of each Black-Out Period. The prohibition against trading during the Black-Out Period also prohibits the fulfillment of “limit orders” by any broker for such Covered Person, and the brokers with whom any such “limit order” is placed must be informed of such prohibition at the time such “limit order” is placed.

Notwithstanding the foregoing, a transaction may be exempt from this prohibition if it is made pursuant to a written trading plan that has been approved in advance in writing by the Company’s Chief Compliance Officer and that meets all of the requirements of the SEC’s rules and regulations, including Rule 10b5-1 of the 1934 Act.

The Black-Out Period restriction may be waived in individual cases at the discretion of the Company’s Chief Compliance Officer.

No Short Sales. No Covered Person shall engage in the short sale of the Company’s securities. A short sale is a sale of securities not owned by the seller or, if owned, not delivered against such sale within twenty days thereafter (a “short against the box”).

No Investments in Derivatives of the Company’s Securities. No Covered Person shall invest in Company-based derivative securities. “Derivative Securities” are options, warrants, stock appreciation rights or similar rights whose value is derived from the value of an equity security, such as the Company’s common stock. This prohibition includes, but is not limited to, trading in Company-based put or call option contracts, trading in straddles and the like. However, holding and exercising stock options or other derivative securities granted under the Company’s stock option plans is not prohibited by this Policy.

No Margin Purchases. No Covered Person shall purchase the Company’s securities on margin. This means such persons are prohibited from borrowing from a brokerage firm, bank or other entity in order to purchase the Company’s securities (other than in connection with exercises of stock options under the Company’s equity compensation plans).

Pre-Clearance of Trading by Covered Persons

If a Covered Person is contemplating a transaction in the Company’s securities, the proposed transaction must be pre-cleared with either the Company’s Chief Compliance Officer or his or her designee, even if the proposed transaction is to take place outside of the Black-Out Period.

It should be noted that any person who possesses material, non-public information, regardless of whether or not it is within the Black-Out Period or not, should not engage in any transaction involving the Company’s securities.

Exceptions to the Prohibitions on Trading

The only exceptions to this Policy’s prohibitions of trading in the Company’s securities as outlined above are the following:

1)	Stock Option Exercises – Exercises in stock options granted under the Company’s stock option plans; however, this exception does not include the subsequent sale of the shares acquired pursuant to the exercise of a stock option; and

2)

Bona Fide Gifts – Bona fide gifts of securities are not deemed to be transactions for the purposes of this Policy. Whether a gift is truly bona fide will depend on the circumstances surrounding a specific gift. The more unrelated the donee is to the donor, the more likely the gift would be considered “bona fide” and not a “transaction.” For example, gifts to charities, churches or non-profit organizations would not be deemed to be “transactions.” However, gifts to dependent children followed by a sale of the “gifted securities” in close proximity to the time of the gift may imply some economic benefit to the donor and, therefore, may be deemed to be a “transaction” and not a “bona fide gift.”

Supervisory Personnel

Any person with supervisory authority over any Company personnel promptly shall report to the Company’s Chief Compliance Officer any securities trading by supervised personnel which he or she knows violates this Policy.

Prohibition Against All Trading

From time to time, in unusual circumstances, the Company’s Chief Compliance Officer may issue an advisory prohibiting all trading by all Covered Persons in the securities of the Company or other securities of a company with which the Company has a material relationship.

3.	POLICIES REGARDING THE USE, DISCLOSURE AND PROTECTION OF MATERIAL, NON-PUBLIC INFORMATION

All Covered Persons have ethical and legal responsibilities to maintain the confidentiality of material, non-public information.

Use and Disclosure of Material, Non-Public Information. Under no circumstances may a Covered Person use material, non-public information about the Company for his or her personal benefit, or, except as specifically authorized, release to others information that might affect the Company’s securities. Therefore, it is important that a Covered Person not disclose material, non-public information to anyone, including other employees of the Company, unless the other employee has a clear right and need to know such information in order to fulfill his or her job responsibilities. Under no circumstances should such information be disclosed to family, relatives or business or social acquaintances. In maintaining the confidentiality of the information, the individual in possession of such information shall not affirm or deny statements made by others, either directly or through electronic means, if such affirmation or denial would result in the disclosure of material, non-public information.

If a Covered Person has any doubt about whether certain information is non-public or material, such doubt should be resolved in favor of not trading or communicating such information. Questions concerning what is or is not material, non-public information should be directed to the Company’s Legal Department.

Material, Non-Public Information Regarding Other Companies. In the ordinary course of doing business, employees may come into the possession of material, non-public information with respect to other companies. An individual receiving material, non-public information in such a manner has the same duty not to disclose the information to others or to use that information in connection with securities transactions of such other company as such individual has with respect to material, non-public information about the Company.

If the Company is in the process of negotiating a significant transaction or joint venture with another company, employees are cautioned not to trade in the stock of that company if they are in possession of material, non-public information concerning such company.

If an employee is not certain whether it is permissible to trade in the stock of such company, the employee should contact the Company’s Legal Department before making any trades.

Unauthorized Disclosure of Internal Information. Unauthorized disclosure of internal information about the Company may create serious problems for the Company whether or not the information is used to facilitate improper trading in securities of the Company. Therefore, it shall be the duty of each person employed or affiliated with the Company to maintain the confidentiality of information relating to the Company or obtained through a relationship of confidence. Company personnel should not discuss internal Company matters or developments with anyone outside the Company, except in the performance of regular corporate duties.

Precautions to Prevent Misuse or Unauthorized Disclosure of Sensitive Information. When an employee is involved in a matter or transaction which is sensitive and, if disclosed, could reasonably be expected to have an effect on the market price of the securities of the Company or any other company involved in the transaction, that individual should consider taking extraordinary precautions to prevent misuse or unauthorized disclosure of such information. Such measures include the following:

(1)	Maintaining the files in a secure (preferably locked) room or office to which access is restricted;
(2)	Avoiding the storage of information on computer systems that can be accessed by other individuals;
(3)	Avoiding the discussion of confidential matters in areas where the conversation could possibly be overheard;
(4)	Not gossiping about Company affairs; and
(5)	Restricting the copying and distribution of sensitive documents within the Company.

Internet Chat Rooms. Because any statement you make in an Internet chat room regarding the Company may be seen as a recommendation to buy or sell the Company’s securities, the Company’s policy is that none of its employees may participate in Internet chat rooms regarding the Company.

Inadvertent Disclosure of Material, Non-Public Information. If material, non-public information regarding the Company is inadvertently disclosed, no matter what the circumstances, by any employee, the person making or discovering that disclosure should immediately report the facts to the Company’s Chief Compliance Officer.

Inquiries Regarding Material, Non-public Information. When an inquiry is received regarding information that may be material, it should be referred to the Company’s Legal Department.

C.	PERSONAL TRADING

The Company primarily invests in securities of Target Companies which are not publicly traded. From time to time, the Company may invest in securities of Target Companies which may have a class of securities which are publicly traded. This section of the Insider Trading Policy primarily addresses situations involving those officers, directors or employees of the Company who have knowledge of the Company’s potential and actual investments in Target Companies.

1.	GENERAL PROHIBITIONS

No Covered Person shall use any information concerning the investments or investment intentions of the Company, or his or her ability to influence such investments or investment intentions, for personal gain or in a manner detrimental to the interests of the Company.

In addition, no Covered Person shall, directly or indirectly, in connection with the purchase or sale of a security held or to be acquired by the Company: (i) employ any device, scheme or artifice to defraud the Company; (ii) make to the Company any untrue statement of a material fact or omit to state to the Company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading; (iii) engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Company; or (iv) engage in any manipulative practice with respect to the Company.

2.	PROHIBITED TRANSACTIONS

General Prohibition. A Covered Person may not enter into a personal securities transaction without prior approval from the Chief Compliance Officer if he or she knows or should have known at the time of entering into the transaction that the Company has engaged in a transaction in the same security within the last fifteen (15) days, or is engaging in a transaction or is going to engage in a transaction in the same security in the next fifteen (15) days.

Service as a Director. Officers and employees of the Company may not serve on the board of directors of any publicly traded company without prior written approval from the Chief Compliance Officer. The Chief Compliance Officer may approve service on the board of directors of a publicly traded company if it is determined that such service is consistent with the interests of the Company and its shareholders. In the event such board service is approved, officers and employees of the Company must be excluded from making investment decisions on behalf of the Company involving the subject company through the implementation of appropriate procedures.

Interested Transaction. A Covered Person shall not recommend any securities transactions by the Company without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation:

(1) any direct or indirect ownership of any securities of such issuer;

(2) any contemplated transaction by such person in such securities;

(3) any position with such issuer or its affiliates; and

(4) any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

3.	EXEMPT TRANSACTIONS

No Influence or Control. Neither the prohibitions nor the preclearance reporting requirements shall apply to purchases, sales or other acquisitions or dispositions of securities for an account over which the Covered Person has no direct influence or control and does not exercise indirect influence or control.

Involuntary Transaction. Neither the prohibitions nor the preclearance requirements shall apply to involuntary purchases or sales made by a Covered Person.

Automatic Dividend Reinvestment Plans. Neither the prohibitions nor the preclearance requirements shall apply to purchases which are part of an automatic dividend reinvestment plan.

Issuer Distributions. Neither the prohibitions nor the preclearance requirements shall apply to purchases or other acquisitions or dispositions resulting from the exercise of rights acquired from an issuer as part of a pro rata distribution to all holders of a class of securities of such issuer and the sale of such rights.

Approved Transactions. The prohibitions shall not apply to purchases, sales or other acquisitions or dispositions which receive the prior approval of the Chief Compliance Officer.

D.	ADMINISTRATION AND RECORDKEEPING

Review by the Board of Directors. At least annually, the Company’s Chief Compliance Officer shall provide a written report to the Board of Directors containing:

(1)	Any changes made to existing procedures concerning Access Person’s personal trading activities made during the past year;

(2)	Any recommended changes to the Company’s Policy or procedures;

(3)	A summary of issues arising under the Policy or procedures since the last report, including information about any material violations with respect to the Policy which occurred during the past year and any sanctions imposed in response to such material violations; and

(4)	A certification that the Company has adopted procedures reasonably necessary to prevent Access Persons from violating the Policy.

Duties of the Chief Compliance Officer. The duties of the Chief Compliance Officer shall include the following:

(1)	Maintaining a list of Access Persons;

(2)	Providing each Covered Person with a copy of this Insider Trading Policy and informing them of their duties and obligations hereunder;

(3)	Maintaining or supervising the maintenance of all records and reports required by this Insider Trading Policy;

(4)	Preparing listings of all transactions effected by any Access Person within fifteen (15) days of the date on which the same Security was held, purchased or sold by the Company;

(5)	Determining whether any particular securities transaction should be exempted;

(6)	Issuing either personally or with the assistance of counsel as may be appropriate, any interpretation of this Insider Trading Policy which may appear consistent with the objectives of this Insider Trading Policy;

(7)	Conducting such inspections or investigations as shall reasonably be required to detect and report, with his or her recommendations, any apparent violations of this Insider Trading Policy to the Board of Directors of the Company or any committee appointed by them to deal with such information; and

(8)	Submitting an annual report to the Board of Directors of the Company.

Recordkeeping Requirements. The Chief Compliance Officer shall maintain, at the Company’s principal place of business, the following:

(1)	A copy of each Insider Trading Policy which has been in effect during the past five (5) years;

(2)	A record of any violation of any such Insider Trading Policy and of any action taken as a result of such violation must be maintained in an easily accessible place for at least five (5) years after the end of the fiscal year in which the violation occurs; and

(3)	A copy of each report made by the Chief Compliance Officer to the Board of Directors must be maintained for at least five (5) years after the end of the fiscal year in which the report is made, the first two (2) years in an easily accessible place.

E.	CERTIFICATION OF COMPLIANCE

Each director, officer, and employee of the Company is required to certify annually that he or she has read and understood the Company’s Policy and recognizes that he or she is subject to such Policy. Further, each director, officer, and employee of the Company is required to certify annually that he or she has complied with all the requirements of the Policy and that he or she has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Policy.

F.	SANCTIONS

Any violation of this Insider Trading Policy shall be subject to the imposition of such sanctions as the Company may deem appropriate under the circumstances to achieve the purposes of Rule 10b-5 of the 1934 Act, and this Insider Trading Policy, which sanctions may include suspension or termination of employment, a letter of censure and/or restitution of an amount equal to the difference between the price paid or received by the Company and the more advantageous price paid or received by the offending person. Any profits realized on trades in violation of this Insider Trading Policy must be disgorged to the Company. Sanctions for violation of this Insider Trading Policy by a director of the Company will be determined by a majority vote of its Independent Directors.

G.	AMENDMENTS AND MODIFICATION

This Insider Trading Policy may not be amended or modified except in a written form which is specifically approved by majority vote of the Company’s Independent Directors.

This Code of Ethical Conduct and Insider Trading Policy was amended by the Board of Directors of the Company, including a majority of such Directors who are independent directors of the Company, at a meeting held on April 25, 2018.

/s/ Marisa T. Silverman
Marisa T. Silverman
Chief Compliance Officer